EXHIBIT 99.1
CONTACTS:	Investors: Gary A. Harmon Chief Financial Officer (706) 625-7990 'gary.harmon@dixiegroup.com '	Media: Skip Butler Media Relations (706) 625-7960 'skip.butler@dixiegroup.com '

THE DIXIE GROUP UPDATES BUSINESS OUTLOOK

CHATTANOOGA, Tenn. (April 10, 2003) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced that its first quarter 2003 results would be adversely affected by lower-than-expected sales volume and higher costs. The Company had anticipated a small profit for the quarter ended March 29, 2003, but now expects to report a loss of approximately $.03 per diluted share.

"Sales in our high-end businesses at Fabrica and Masland continue to show positive comparisons; however, weakness in our home center and factory-built housing markets will result in carpet revenues being approximately 7% below the prior-year level," commented Daniel K. Frierson, chairman and chief executive officer. "While the first quarter is generally the slowest of the year for the carpet industry, typically sales begin to build after January. This trend appears to have been delayed this year by general economic and geopolitical uncertainties, but we expect sales to improve, based on the stronger order entry we have experienced in late March and early April.

"First quarter 2003 margins were negatively affected by lower sales volume, raw material price increases and expenses incurred launching our new Dixie Home product line," Frierson added. "Along with most of our competitors in the industry, we have announced selling price increases beginning in April 2003 to improve margins.

"We addressed sales in our high-end markets in 2002 by intensifying our focus on new product introductions. Despite weakness in most carpet markets, these efforts have had a positive impact on sales levels at Fabrica and Masland. In early 2003, our North Georgia Operations introduced a new collection of products at Surfaces under the Dixie Home name. These products have received significant acceptance in the marketplace, resulting in excellent placement with leading national retailers. We expect this new collection of products to make a sound contribution to our sales and margins beginning in the third quarter."

The Dixie Group (www.thedixiegroup.com) is a leading carpet and rug manufacturer and supplier to higher-end residential and commercial customers serviced by Fabrica International, Masland Carpets and products under the Dixie Home name, to consumers through major retailers under the Bretlin, Globaltex and Metro Mills brands, and to the factory-built housing and recreational vehicle markets through Carriage Carpets. Dixie's Candlewick Yarns serves specialty carpet yarn customers.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced in each of the Company's business segments. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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